Exhibit 99.1


FOR IMMEDIATE RELEASE                                             MEDIA CONTACT:
---------------------                                          Patricia McMurray
December 12, 2005                                                   202.530.4667


              TMI/TerreStar Praises Chairman Martin and the FCC for
               Redistributing 2 GHz Spectrum to Satisfy Critical
                              Communications Needs

        -- Order Creates Crucial Communications Platform for Citizens and
                             Emergency Personnel --

RESTON, VA - December 12, 2005 - TMI/TerreStar Networks Inc. (TerreStar), the mobile satellite service (MSS) provider, today praised the Federal Communications Commission (FCC) order to divide 40 MHz in the 2 GHz (S Band) spectrum equally between TMI/TerreStar and the other existing licensee. By doing so, the FCC has made "2 x 10" capability - 10 MHz of uplink capacity and 10 MHz of downlink capacity - possible. "2 x 10" allows enough bandwidth to guarantee robust voice and data services for first responders, underserved areas, and the mobile communications consumer.

This order has far-reaching ramifications for emergency services and homeland security in the United States and Canada. "The FCC order to assign sufficient 2 GHz spectrum to TMI/TerreStar makes it certain that North America can meet its public safety and homeland security communication needs," said TerreStar CEO Robert H. Brumley. "I'd like to thank Chairman Martin for his leadership and the Commissioners for their quick action and responsiveness to this critical requirement. I would also like to thank those Americans beyond the Beltway who entered this process to communicate their strong support for the Commission's action."

The FCC order ensures that one of the most valuable assets in any emergency - reliable communications - will soon be available whenever it is needed. "The Commission's order ensures that TMI/TerreStar can move forward quickly with the first integrated satellite-terrestrial system," said Christopher W. Downie, chief operating officer of Motient, the majority owner of TerreStar. "The Commissioners have shown strong leadership in seeing this important effort through."

TerreStar's technology blends the capabilities of satellite phones and mobile phones and, because satellites are not susceptible to disruption in times of disaster, provides an essential integrated system in emergencies as well as in normal conditions.

This technology also will allow users to connect reliably from any location, no matter how remote or isolated. "America must have a mobile communication system that serves everyone," said Bob Stallman, president of the American Farm Bureau Federation, in a letter to Chairman Martin. "Increasing the availability of mobile satellite service will greatly benefit rural users by proving reliable service and broadband access."


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First responders and emergency personnel also supported the Commission's order.
"In every case of widespread failure of our land-based communications system, another form of communications is always available: satellite. In order to overcome the high cost typically associated with mobile satellite systems, we are looking forward to the availability of advanced hybrid satellite/terrestrial systems," added Joe A. Martinez, chairman of the Miami-Dade County Board of Commissioners, in a letter to Chairman Martin.

About TerreStar (www.terrestarnetworks.com)

TerreStar Networks Inc. is a Reston, VA-based provider of advanced mobile satellite services for the North American market. The company plans to develop, build and operate an innovative and spectrum-efficient spot beam satellite system in the 2GHz frequency band. Motient Corporation is the majority owner of TerreStar. Other investors in TerreStar include SkyTerra Communications, TMI Communications, Columbia Capital and Spectrum Equity Investors.


Color graphics of the Terrestar MSS system, including a technical description, are available at www.terrestarnetworks.com.

About Motient (www.motient.com)

Motient is a nationwide provider of terrestrial wireless data solutions for Fortune 500 companies and the small to medium size enterprise business market. Motient provides access to multiple networks platforms, including GPRS, 1XRTT and its own DataTac Network. Motient simplifies the wireless experience for application providers, hardware vendors, value added resellers and customers by offering proprietary applications, one source support and wireless consulting services that enhance the performance, efficiency and cost-effectiveness of enterprise wireless networks.

Motient is also the controlling shareholder of TerreStar Networks Inc., a development-phase satellite communications company, and a minority shareholder of Mobile Satellite Ventures, LP, an established satellite communications company. TerreStar and MSV are both in the process of developing next-generation hybrid networks that plan to provide ubiquitous wireless service by integrating land-based towers and powerful satellites. These new networks will deliver services to standard wireless devices everywhere in North America. For additional information on Motient, please visit the company's website at www.motient.com.


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